Exhibit 10.16

AMENDED AND RESTATED
Summary of Non-Employee Director Compensation

      Each of the non-executive members of the Board of Directors of the Company receives a fee of $8,000 annually. Additionally, each non-executive director receives a fee of $600 for each Board of Director and committee meeting they attend in person or by telephone participation. Each committee Chairman also receives an additional fee of $1,500 annually, other than the Chairman of the Audit Committee, who receives an additional fee of $2,500 annually. The Chairman of the Board of Directors receives an additional fee of $4,000 annually. Directors who are also salaried employees of the Company do not receive any separate compensation for services as a director of the Company or of its subsidiaries.

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